Exhibit 99.1

NEWS RELEASE

GP Strategies Announces that Dan Friedberg has Stepped Down from the Board of Directors

Columbia, MD. August 8, 2016 – Global performance improvement solutions provider GP Strategies Corporation (NYSE: GPX) announced today that Dan Friedberg has stepped down from its Board of the Directors.
“Dan has been a tremendous partner since he joined our board in December 2009. When Dan joined the GP Strategies Board, our stock was trading at $7 and we were generating revenues of about $220 million and operating income of $3.1 million. Since then, in 2015 our revenues had grown to more than $490 million and operating income had expanded to $32.3 million,” said GP Strategies’ Chief Executive Officer Scott Greenberg. “During his tenure on the Board and Executive Committee, Dan was a real asset and was very involved in working with us as we executed our growth strategy, expanding our services to 40 countries around the world, completing more than 15 acquisitions, and building out our global platform.”

“It has been an honor to be associated with Scott, President Doug Sharp, Chief Financial Officer Sharon Esposito-Mayer, and the entire team at GP Strategies. They are a great team, have built a unique business in the training industry, and are well positioned to continue their globalization and acquisition-driven strategy,” Dan Friedberg said.
“We appreciate everything Dan has brought to the Company and to the Board. We are grateful for the support that Dan has provided over the last six plus years,” said Chairman of the Board Harvey Eisen.

About GP Strategies
GP Strategies Corporation (NYSE: GPX) is a global performance improvement solutions provider of training, eLearning solutions, management consulting and engineering services. GP Strategies’ solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers.

Forward-Looking Statements
We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

© 2016 GP Strategies Corporation. All rights reserved. GP Strategies and the GP Strategies logo design are trademarks of GP Strategies Corporation.

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C O N T A C T S:

Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
443-367-9640	443-367-9636	443-367-9925